                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                         NORD RESOURCES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         NORD RESOURCES CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

[LOGO]                                                NORD RESOURCES CORPORATION
                                                   8150 Washington Village Drive
                                                              Dayton, Ohio 45458

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 1994

To the Stockholders of
NORD RESOURCES CORPORATION:

       Notice is hereby given that the annual meeting of stockholders of Nord Resources Corporation (the "Corporation") will be held at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, on June 8, 1994 at 2:30 p.m. (Mountain
Time) for the following purposes:

       1. The election of six directors of the Corporation; and

       2. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

       The close of business on April 11, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

       YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. THUS, WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                                 By Order of the
                                                 Board of Directors,
                                                 Karl A. Frydryk
                                                 Secretary
April 18, 1994

                           NORD RESOURCES CORPORATION
               8150 Washington Village Drive, Dayton, Ohio 45458

PROXY STATEMENT
For the Annual Meeting of Stockholders
June 8, 1994

                              GENERAL INFORMATION

       This Proxy Statement is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting of stockholders of Nord Resources Corporation (the "Corporation").

       Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken. The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

       Only stockholders of record at the close of business on April 11, 1994 are entitled to vote at the annual meeting. As of April 11, 1994, there were issued and outstanding 15,139,974 shares of Common Stock of the Corporation. Each share is entitled to one vote. Cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours, for a period of 10 days prior to the annual meeting, at the offices of Berenbaum & Weinshienk, 370 17th Street, Suite 2600 Republic Plaza, Denver, Colorado and at the offices of the Corporation, 8150 Washington Village Drive, Dayton, Ohio. The list will also be available at the annual meeting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. Abstentions from voting will have the same effect as voting against the election of a director or a proposal. However, broker non-votes will not be included in the tabulations of shares entitled to elect directors or vote on a proposal.

       This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 18, 1994.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth the only persons known by the Board to be the beneficial owners of more than 5% of the outstanding shares of Common Stock of the Corporation as of December 31, 1993, based on information contained in
Schedule 13G filed by such persons with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 1993.

                                                COMMON SHARES
                                                BENEFICIALLY
                                          OWNED AS OF DECEMBER 31,
                                                    1993
NAME AND ADDRESS OF                       -------------------------
 BENEFICIAL OWNER                            NUMBER      % OF CLASS
- ----------------------------------------  ------------   ----------
The Travelers Inc.
 65 East 55th Street
 New York, NY 10022                          1,514,078(1)      10.0%
The Prudential Insurance
 Company of America
 Prudential Plaza
 Newark, NJ 07102-3777                         805,950(2)       5.3%

(1) The Travelers Inc. does not have voting power over 1,106,157 of the shares listed, has shared voting power over 400,000 of the shares listed and shared dispositive power over 47,630 of the shares listed.
(2) The Prudential Insurance Company of America has shared voting and dispostive power over 480,400 of the shares listed.

                             ELECTION OF DIRECTORS

       Six directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The Board has nominated for election as directors the six persons named below, all of whom presently serve as members of the Board. The shares represented by the accompanying proxy, unless the giver of the proxy dictates otherwise, will be voted at the meeting in favor of the election of the nominees named below.

       In connection with the Corporation's sale of 50% of its ownership in a subsidiary, Sierra Rutile Limited, the Corporation accepted the resignations of former directors J. Peter Davies, Christopher A. Neal and Richard L. Steinberger in November 1993. On January 10, 1994, W. Pierce Carson was appointed by the Board to fill a vacancy and is herein nominated for election as a director by the stockholders for the first time. The appointment of Dr. Carson increased the number of directors of the Corporation to the minimum number required by the Corporation's By-Laws.

       Each of the nominees named below is, at present, available for election. If any nominee should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

       Set forth below is certain information for each nominee for election as a director and each executive officer named in the Summary Compensation Table.

                                                              COMMON SHARES
                                                              BENEFICIALLY
                                                          OWNED AS OF APRIL 11,
                                                                 1994(1)
                                               DIRECTOR  -----------------------
NOMINEES FOR ELECTION OF DIRECTORS        AGE   SINCE      NUMBER     % OF CLASS
- ----------------------------------------  ---  --------  ----------   ----------
Walter T. Belous                          58      1974    37,023(3)         (2)
W. Pierce Carson                          52      1994    26,040            (2)
Edgar F. Cruft                            61      1971   330,246(4)         2.2%
Terence H. Lang                           57      1978   195,833(5)         1.3%
Leonard Lichter                           66      1974    25,750(6)         (2)
Donald L. Roettele                        58      1971    42,538(7)         (2)
OTHER NAMED EXECUTIVE OFFICERS
- ---------------------------------------------
James T. Booth                                            46,900(8)         (2)
Karl A. Frydryk                                           63,474(9)         (2)
William W. Wilcox                                         70,060(10)        (2)
All nominees for election as
  directors and executive officers
  as a group (9 persons)                                 837,864(11)        5.9%

 (1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after April 11, 1994. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after April 11, 1994.
 (2) Represents less than 1% of the shares outstanding.
 (3) Includes options to purchase 26,750 shares. Mr. Belous' wife owns an additional 1,500 shares as to which Mr. Belous disclaims beneficial ownership.
 (4) Includes options to purchase 221,725 shares. Dr. Cruft's wife and children own an additional 15,697 shares as to which Dr. Cruft disclaims beneficial ownership.
 (5) Includes options to purchase 178,975 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.
 (6) Includes options to purchase 24,750 shares.
 (7) Includes options to purchase 24,750 shares. Mr. Roettele's wife owns an additional 17,729 shares as to which Mr. Roettele disclaims beneficial ownership.
 (8) Consists of options to purchase 46,900 shares.
 (9) Includes options to purchase 61,091 shares.
(10) Consists of options to purchase 70,060 shares.
(11) Includes options to purchase 655,001 shares held by directors and executive officers as a group.

       Mr. Belous has, since 1981, been employed by and is executive vice president of Chi Mei Corporation, a company engaged in international trade with the Peoples Republic of China.

       Dr. Carson, who holds a Ph.D. in Economic and Structural Geology, was appointed as a director of the Corporation in January 1994. He has served as president and a director of Nord Pacific Limited, a company which is 35% owned by the Corporation, since its inception in 1990. Prior to then, he served as senior vice president of pacific operations for the Corporation beginning in 1980.

       Dr. Cruft, who holds a Ph.D. in Geochemistry, is a founder of the Corporation and has served as its chairman and chief executive officer since its inception. He was president of the Corporation from inception to 1985 and was renamed president in 1988. From 1963 through 1973, he served on the faculty of the University of New Mexico, becoming an Associate Professor of Geochemistry in 1967. From 1963 to 1967, Dr. Cruft also was a mining and geochemical consultant to various mining companies. From 1956 to 1959, he was employed as a field and mining geologist by the Ventures Ltd.-Falconbridge Nickel Mines Ltd. group of companies in Canada and from 1954 to 1956 was a field and mining geologist in South Africa and Malawi with major South African mining companies. Dr. Cruft is also chairman and chief executive officer of Nord Pacific Limited.

       Mr. Lang has served as senior vice president-finance and treasurer since joining the Corporation in 1978. Prior to joining the Corporation, he had 15 years of experience in financial planning and management in the business equipment industry, holding several financial management positions with NCR Corporation. Mr. Lang is also treasurer and a director of Nord Pacific Limited.

       Mr. Lichter, an attorney and a CPA, is a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Laser Photonics, Inc., Radix Ventures, Inc. and Nord Pacific Limited.

       Mr. Roettele has, since 1970, been employed by and is currently the president and a director of Fox Technology, Inc., a company engaged in electronic product manufacturing and distribution.

OTHER EXECUTIVE OFFICERS

       Mr. James T. Booth, 53, is president of Nord Kaolin Company, an 80% owned subsidiary of the Corporation. Mr. Booth joined Nord Kaolin Company in 1978 as plant manager, became general manager in 1989 and was named president in 1993.

       Mr. Karl A. Frydryk, 39, CPA, has served as vice president-controller since joining the Corporation in 1984 and as secretary of the Corporation since 1987.

       Mr. William W. Wilcox, 45, is vice president of sales and marketing for the Corporation. Mr. Wilcox joined the Corporation in 1977 and became vice president of sales and marketing in 1984.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

       The Board held five meetings during 1993. Each current director who was a director in 1993 attended at least 75% of the meetings of the Board and the Committees on which he served.

       The Corporation does not have a standing nominating committee, but has an Audit Committee, a Compensation Committee and a Technical Committee.

       The members of the Audit Committee are Leonard Lichter and Donald L. Roettele. The Audit Committee meets independently with representatives of the Corporation's independent auditors and senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent auditors. The Committee held two meetings in 1993. Christopher A. Neal was also a member of this committee until his resignation from the Board in November 1993.

       The members of the Compensation Committee are Walter T. Belous and Leonard Lichter. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other funding and awards to be made under the Corporation's existing compensation plans. The Committee held one meeting in 1993. Christopher A. Neal was also a member of this committee until his resignation from the Board in November 1993.

       The members of the Technical Committee are Walter T. Belous and Edgar F. Cruft. The function of the Technical Committee is to review and assist in technical evaluation of ongoing and future projects. The Committee did not meet in 1993.

       Members of the Board who are not employed by the Corporation, except Mr. Lichter, receive an annual fee of $10,000, plus $1,000 for attending each meeting of the Board and $800 for attending each meeting of a Committee of the Board. Mr. Lichter, counsel to the Corporation, charges his time and expenses to the Corporation through Spitzer & Feldman P.C.

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Based solely on the Corporation's review of copies of such forms it received from directors, executive officers and holders of more than 10% of the Corporation's Common Stock and on written representations from certain of such persons, the Corporation believes that, during the year ended December 31, 1993, all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

       During 1993, the Corporation paid $1,890,000 for legal services to the firm of Spitzer & Feldman, P.C. in which Leonard Lichter, a director, is a principal.

       During 1993, the Corporation advanced funds to Nord Pacific Limited ("Pacific"), which was 47% owned by the Corporation at December 31, 1993 (the Corporation's ownership decreased to 35% in February 1994 as a result of a public offering of newly issued shares by Pacific.) Beginning in 1990, the Corporation had made funds available to Pacific under lines of credit arrangements and funds were borrowed by Pacific to enable it to sustain its operations through February 1994. During 1993, the largest amount owing to the Corporation by Pacific was $5,052,000. The advances to Pacific bore interest at prime plus 1/2%. During 1993, the Corporation converted $2,500,000 of its advances to Pacific into shares of common stock of Pacific at market price. In connection with the aforementioned February 1994 public offering by Pacific, the Corporation converted an additional $2,900,000 of its advance to Pacific into shares of common stock of Pacific at a price of $.83 per share, which was less than market price. The Corporation presently does not have any outstanding advances to Pacific and does not anticipate making any additional advances in the foreseeable future. Dr. Cruft is Chairman, Chief Executive Officer and a Director of Pacific; Mr. Lang is Vice President, Treasurer and a Director of Pacific; Dr. Carson is President and a Director of Pacific and Mr. Lichter is a Director of Pacific.

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table discloses compensation received by the Corporation's Chief Executive Officer, the four other most highly paid executive officers at December 31, 1993 and two former executive officers who resigned during 1993 for whom disclosure as an executive officer would have been required had they remained in the employment of the Corporation at December 31, 1993 (collectively, "Named Executive Officers") for the fiscal years ended December 31, 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                     COMPEN-
                                                                      SATION
                                                                    ----------
                                                                      AWARDS
                                                      ANNUAL        ----------
                                                   COMPENSATION     SECURITIES   ALL OTHER
                                                ------------------  UNDERLYING    COMPEN-
NAME AND PRINCIPAL POSITION               YEAR   SALARY    BONUS    OPTIONS(2)   SATION(3)
- ----------------------------------------  ----  --------  --------  ----------   ---------
Edgar F. Cruft(1)                         1993  $512,150             33,750(5)   $  5,258
 Chairman, President & CEO                1992  $505,000              --         $  1,596
                                          1991  $505,000             25,000         --
Richard L. Steinberger                    1993  $281,750  $150,000    --         $  3,217
 Vice-Chairman(4)                         1992  $322,000              --         $  1,283
                                          1991  $298,000             25,000         --
Terence H. Lang                           1993  $235,000              --         $  4,842
 Sr. Vice President-Finance & Treasurer   1992  $235,000              --         $  1,169
                                          1991  $235,000             25,000         --
J. Peter Davies(4)                        1993  $175,000              --         $ 24,944
 Sr. Vice President-Rutile Operations     1992  $200,000              --         $  4,364
                                          1991  $200,000             25,000         --
William W. Wilcox                         1993  $159,228             13,000      $  3,651
 Vice President-Sales & Marketing         1992  $151,646              8,600      $    783
                                          1991  $145,000             14,000         --
Karl A. Frydryk                           1993  $124,033              --         $  3,991
 Vice President-Controller & Secretary    1992  $112,950              --         $    765
                                          1991  $108,000             35,000         --
James T. Booth                            1993  $107,511              6,000      $  3,687
 President-Nord Kaolin Company            1992  $ 93,288              5,500      $  1,425
                                          1991  $ 89,200             10,000         --

Note - "All Other Compensation" is not presented for 1991 as permitted under applicable transition provisions of the proxy statement rules.
(1) Includes salary earned for 1993 ($137,150) and both 1992 and 1991 ($130,000)
    as Chairman and CEO of Nord Pacific Limited, a 35%-owned affiliate of the Corporation.
(2) Number of shares subject to options granted under employee option plans for the periods presented.
(3) Included in "All Other Compensation" for 1993 are (1) matching contributions by the Corporation under its 401(k) Retirement and Savings Plan for Dr. Cruft - $4,497, Mr. Steinberger - $2,818, Mr. Lang - $4,497, Mr. Davies - $3,935, Mr. Wilcox - $2,778, Mr. Frydryk - $3,595 and Mr. Booth - $2,713,
    (2) the dollar value of life insurance premiums paid by the Corporation with respect to term life insurance benefits for Dr. Cruft - $761, Mr. Steinberger - $399, Mr. Lang - $345, Mr. Wilcox - $873, Mr. Frydryk - $396 and Mr. Booth - $974, and (3) premiums of $21,009 on a life insurance policy owned by Mr. Davies.
(4) Mr. Steinberger and Mr. Davies resigned from their respective positions with the Corporation in November 1993 in connection with the Corporation's sale of a 50% interest in Sierra Rutile Limited. They are currently employed by 50% owned affiliates of the Corporation in connection with the operations of Sierra Rutile Limited. In connection with Mr. Steinberger's termination of employment, the Corporation has agreed to pay him a bonus of $50,000 in each of 1994, 1995 and 1996, which will be applied to retirement of a $150,000 loan previously made to him in connection with the payment of the exercise price of options granted under the Corporation's employee plans.
(5) Consist of an option grant to replace an expiring option for the same number of shares. Exercise price of grant is $4.88 per share while expiring option was at an exercise price of $4.00 per share. See "Ten-Year Option Repricings".
(6) Non-cash benefits of each of the Named Executive Officers were less than 10% of their aggregate compensation.

       The Corporation has established a loan program to fund the exercise of stock options or for any other purpose associated with a benefit to the Corporation, for Messrs. Cruft, and Lang, who are executive officers. Such loans are limited to $150,000 for each executive, are callable on 90 day notice by the Board and bear interest, payable quarterly, at 1/2% over the yield on funds invested by the Corporation (average interest rate of 4.32% in 1993). The largest amount of indebtedness outstanding during 1993 and the amount outstanding on April 11, 1994 from Messrs. Cruft and Lang was $150,000 each. The loans related to the executives' exercise of options to acquire shares of the Corporation's Common Stock. The Corporation has also loaned $150,000 to a former executive officer, Mr. Steinberger, under this loan program. Under an agreement with Mr. Steinberger related to his termination of employment with the Corporation in 1993, the above amount ceased to bear interest on November 18, 1993 and will be repaid in equal annual installments of $50,000 in 1994, 1995 and 1996 in conjunction with a bonus awarded Mr. Steinberger. See "Summary Compensation Table".

                             OPTION GRANTS IN 1993

       The following table presents information concerning options granted in 1993 to Named Executive Officers under the Corporation's employee option plans.

                                                                                              POTENTIAL
                                                        INDIVIDUAL GRANTS                  REALIZABLE VALUE
                                          ----------------------------------------------  AT ASSUMED ANNUAL
                                          NUMBER OF    % OF TOTAL                           RATES OF STOCK
                                          SECURITIES    OPTIONS                           PRICE APPRECIATION
                                          UNDERLYING   GRANTED TO                         FOR OPTION TERM(4)
                                           OPTIONS     EMPLOYEES    EXERCISE  EXPIRATION  ------------------
NAME                                       GRANTED     IN 1993(3)    PRICE       DATE        5%       10%
- ----------------------------------------  ----------   ----------   --------  ----------  --------  --------
Edgar F. Cruft                             33,750(1)        19.1%     $4.88    10/24/96   $103,473  $262,220
William W. Wilcox                          13,000(2)         7.3%     $6.75     3/11/03   $ 55,186  $139,851
James T. Booth                              6,000(2)         3.4%     $6.75     3/11/03   $ 25,470  $ 64,547

(1) Option is currently exercisable and was granted to replace an option which was expiring in November 1993. See "Ten-Year Option Repricings".
(2) Option became exercisable on March 11, 1994.
(3) The Corporation granted employees options to purchase 176,950 shares in 1993.
(4) Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.

         AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END OPTION VALUES

       The following table presents information concerning options exercised during 1993 by the Named Executive Officers and the value of their respective unexercised options at December 31, 1993.

                                                                     NUMBER OF
                                                                    SECURITIES          VALUE1 OF
                                                                    UNDERLYING         UNEXERCISED
                                                                    UNEXERCISED       IN-THE-MONEY
                                                                    OPTIONS AT         OPTIONS AT
                                            SHARES               DECEMBER 31, 1993  DECEMBER 31, 1993
                                          ACQUIRED ON   VALUE      EXERCISABLE/       EXERCISABLE/
NAME                                       EXERCISE    REALIZED    UNEXERCISABLE      UNEXERCISABLE
- ----------------------------------------  -----------  --------  -----------------  -----------------
Edgar F. Cruft                               6,750     $16,630        221,725       $     19,845
                                                                      --                N/A
Richard L. Steinberger                        None                     60,000            --
                                                                      --                N/A
Terence H. Lang                               None                    178,975            --
                                                                      --                N/A
J. Peter Davies                               None                     52,000            --
                                                                      --                N/A
William W. Wilcox                             None                     57,060            --
                                                                       13,000            --
Karl A. Frydryk                               None                     61,091            --
                                                                      --                N/A
James T. Booth                                None                     40,900            --
                                                                        6,000            --

1 Based on the closing sale price of $4 7/8 for the Corporation's Common Stock on December 31, 1993 on the New York Stock Exchange Composite Tape.

                        DEFINED BENEFIT RETIREMENT PLANS

       The following table illustrates the estimated annual benefit payable upon retirement to Messrs. Cruft, Steinberger and Lang at specified levels of compensation and years of service to the Corporation.

                      YEARS OF SERVICE
               -------------------------------
COMPENSATION      15         20         30
- -------------  ---------  ---------  ---------
  $200,000     $ 107,500  $ 110,000  $ 110,000
   250,000       134,375    137,500    137,500
   300,000       161,250    165,000    165,000
   350,000       188,125    192,500    192,500
   400,000       215,000    220,000    220,000
   450,000       241,875    247,500    247,500
   500,000       268,750    275,000    275,000

       The non-qualified retirement agreement with each of these executives provides for annual payments equal to 50%, plus 1/4% for each year of service with the Corporation to a maximum credit of 20 years, of their average annual compensation for the three consecutive years in their last ten years of employment with the Corporation during which they received their highest compensation. The compensation covered by the plan is based on the named executive's annual salary disclosed in the Summary Compensation Table. Under these agreements, annual payments begin at age 62, or termination of employment, whichever is later, and continue for the life of the executive and his spouse. The executive may retire anytime after age 55 and receive reduced annual payments. At December 31, 1993, Dr. Cruft and Mr. Steinberger had over twenty years of service and Mr. Lang had fifteen years of service. The Corporation has also provided for the payment of a death benefit of $150,000 for Dr. Cruft and Mr. Lang and to Mr. Steinberger until termination of employment.

       The following table illustrates the estimated annual benefit payable upon retirement to certain management personnel of the Corporation at specified levels of compensation and years of service to the Corporation.

                                  YEARS OF SERVICE
                   -----------------------------------------------
 COMPENSATION        10        15        20        25        30
- --------------     -------   -------   -------   -------   -------
   $100,000        $15,000   $22,500   $30,000   $37,500   $45,000
    125,000         18,750    28,125    37,500    46,875    56,250
    150,000         22,500    33,750    45,000    56,250    67,500
    175,000         26,250    39,375    52,500    65,625    78,750
    200,000         30,000    45,000    60,000    75,000    90,000

       The non-qualified retirement agreements with certain management personnel designated by the Board, including Messrs. Booth, Frydryk and Wilcox, provide annual payments to participants for a period of 15 years beginning at age 62, or on termination of employment, whichever is later (or anytime after age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments are equal to 1 1/2% for each year of service to a maximum of 30 years times the participant's average annual compensation over his final three years of employment. The compensation covered by the plan is based on the named executive's annual salary disclosed in the Summary Compensation Table. The portion of the percentage earned through years of service vests at the rate of 20% per year, beginning at six years of service, and becomes fully vested in the event of a change in control of the Corporation as defined in the agreements. In addition to the above amount, Mr. Frydryk will receive an additional 5% of his salary at retirement payable over the same 15 year period. At December 31, 1993, Messrs. Booth, Frydryk and Wilcox had 15, 9 and 16 years of service, respectively. The agreements also provide for payment of death benefits for the participants equal to three times the compensation earned by the participant during the year prior to his death.

                         CHANGE IN CONTROL ARRANGEMENTS

       The Corporation has entered into agreements with certain Named Executive Officers which provide for the payment of benefits in the event of termination of their employment after a change in control of the Corporation, as defined in the agreements. These agreements are intended to ensure the establishment and maintenance of a sound and vital management essential to protecting and enhancing the best interests of the Corporation and its stockholders. Under agreements with Messrs. Cruft and Lang, if their employment is terminated by either them or the Corporation (other than for cause, as defined in the agreement, or death) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 300% of the greater of (1) their base salary at date of termination or (2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. Under agreements with Messrs. Frydryk and Wilcox, if their employment is terminated by the Corporation (other than for cause, disability, retirement or death) or by the employee for good reason (i.e. change of duties, reduction in compensation, failure to maintain benefits and other causes as set forth in the agreement) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 200% of the greater of (1) their base salary at date of termination or (2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. The Corporation has a similar arangement with Mr. J. Peter Davies, a former executive officer, who is presently employed by a 50% owned subsidiary of the Corporation. Mr. Davies' lump sum payment would be calculated identically to those of Messrs. Frydryk and Wilcox. The requirement to pay Mr. Davies would occur if his employment was terminated after a change in control of the 50% owned subsidiary and he is not offered a position with the Corporation. The agreements are valid until the later of December 31, 1995 or two years after the occurrence of a change in control prior to December 31, 1995, subject to extension by mutual consent.

       To preserve the benefits available under the Corporation's severance agreements with Messrs. Cruft and Lang, the Corporation has established a benefit trust (the "Trust"). Upon the occurrence of any potential change in control, as defined in the Trust, the Corporation will be obligated to contribute an amount of cash and other property to the Trust which is intended to be sufficient to pay, in accordance with the terms of the agreements, the benefits authorized under such agreements. If the funds in the Trust are insufficient for any reason to pay such amounts, the Corporation will remain obligated to pay any such deficiency.

                           TEN-YEAR OPTION REPRICINGS

       The following table discloses adjustments or amendments to the exercise price of stock options awarded to named executive officers during the period January 1, 1984 through December 31, 1993.

                                                                   MARKET
                                                      NUMBER OF   PRICE OF   EXERCISE                LENGTH OF
                                                      SECURITIES  STOCK AT   PRICE AT             ORIGINAL OPTION
                                                      UNDERLYING   TIME OF    TIME OF             TERM REMAINING
                                                       OPTIONS    REPRICING  REPRICING    NEW       AT DATE OF
                                                       REPRICED      OR         OR      EXERCISE   REPRICING OR
  NAME                                        DATE    OR AMENDED  AMENDMENT  AMENDMENT   PRICE       AMENDMENT
  ----------------------------------------  --------  ----------  ---------  ---------  --------  ---------------
  Edgar F. Cruft                            10/21/93    33,750      $4.88     $ 4.00      $4.88       14 Days
    Chairman, President & CEO               10/29/87    60,000      $7.38     $16.50      $7.38   9 Yrs., 3 mos.
  Richard L. Steinberger                    10/29/87    60,000      $7.38     $16.50      $7.38   9 Yrs., 3 mos.
    Vice-Chairman
  Terence H. Lang                           10/29/87    60,000      $7.38     $16.50      $7.38   9 Yrs., 3 mos.
    Sr. Vice President-Finance & Treasurer
  William W. Wilcox                         10/29/87     6,750      $7.38     $12.00      $7.38   8 Yrs., 11 mos.
    Vice President-Sales & Marketing        10/29/87     3,300      $7.38     $15.83      $7.38   9 Yrs., 3 mos.
  Karl A. Frydryk                           10/29/87     4,200      $7.38     $12.00      $7.38   8 Yrs., 11 mos.
    Vice President-Controller & Secretary   10/29/87     4,050      $7.38     $15.83      $7.38   9 Yrs., 3 mos.
  James T. Booth                            10/29/87     3,000      $7.38     $12.00      $7.38   8 Yrs., 11 mos.
    President-Nord Kaolin Company           10/29/87     1,950      $7.38     $15.83      $7.38   9 Yrs., 3 mos.

REPORT OF BOARD OF DIRECTORS ON REPRICINGS

       On October 21, 1993, the Board voted to issue an option to Dr. Cruft to purchase 33,750 shares at the then current market price of $4.88 per share as replacement for an option to purchase the same number of shares at $4.00 per share which was scheduled to expire on

November 8, 1993. The Board determined that it was in the best interest of the Corporation to extend the period in which the expiring option could be exercised, but in consideration of such extension, the exercise price was increased to current market at such time.

BOARD OF DIRECTORS

Walter T. Belous                            Leonard Lichter
Edgar F. Cruft                              Donald L. Roettele
J. Peter Davies                             Richard L. Steinberger
Terence H. Lang

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

       The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation, the expectations of customers and stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation.

COMPETITIVE COMPENSATION

       The Corporation is committed to providing a compensation program that helps attract and retain key personnel of outstanding ability. The Corporation ensures that its compensation is competitive by comparing its compensation practices with those of other similar companies and reflects this review in its determination of compensation.

COMPENSATION OF CEO

       The Compensation Committee has not given Dr. Cruft a raise since May 1989. Dr. Cruft's compensation for fiscal year 1993 was based on the compensation historically paid him.

COMPENSATION AND PERFORMANCE

       Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit or loss and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

       The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies. The Corporation believes that employees should understand the performance evaluation and compensation administration process. The process of assessing performance is as follows:

       1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

       2. The evaluating manager gives the employee ongoing feedback on performance.

       3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

       4. The manager compares the results with the results of peers within the Corporation.

       5. The evaluating manager communicates the comparative results to the employee.

       6. The comparative result affects decisions on salary and stock options.

COMPENSATION VEHICLES

       The Corporation has a successful history of using a simple total compensation program that consists of cash, equity based compensation and retirement plans. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to mine and produce its industrial minerals at competitive levels of production and costs, to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The vehicles are:

         (a) Cash Based Compensation--The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market, and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

         (b) Stock Option Program--The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. The Corporation grants stock options annually to a broad-based population representing approximately 50% of the total employee pool.

         (c) Deferred Compensation for Senior Executives--The Corporation has entered into separate retirement agreements with its senior executives. The agreements provide benefits to the senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of these retirement agreements is to provide incentive to the senior executives to continue to provide their services to the Corporation.

         (d) 401-K Plan--The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $8,994 in 1993. Under the plan, the Corporation makes a matching contribution on behalf of each participating employee of 50% on the lower of the first 6% of each employee's salary or the percentage actually contributed by the employee. This plan enables the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

         (e) Other Plans--The Corporation is party to an agreement with the union which represents workers at its kaolin facility, which agreement provides for specified retirement and other benefits.

COMPENSATION COMMITTEE

Leonard Lichter, Chairman
Walter T. Belous

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Messrs. Belous and Lichter, neither of whom are or have been officers or employees of the Corporation or any of its subsidiaries. The Chairman of the Compensation Committee is Leonard Lichter, who is a principal in the firm of Spitzer & Feldman P.C., which firm provides legal services to the Corporation.

                       STOCKHOLDER RETURN ON COMMON STOCK

       The following graph compares the total annual return on the Corporation's Common Stock with the total annual return of the Dow Jones Equity Market Index and the Dow Jones Mining Index. The presentation assumes $100 was invested on December 31, 1988 in the Corporation's Common Stock and in each of the indices and any dividends were reinvested.

       A table of the graph is as follows:

             DOW JONES
               EQUITY         DOW JONES      NORD
VALUE AS OF    MARKET           MINING    RESOURCES
DECEMBER 31    INDEX            INDEX     CORPORATION
- -----------  ----------       ----------  ----------
  1988       $   100.00       $   100.00  $   100.00
  1989       $   130.94       $   138.67  $   142.67
  1990       $   125.80       $   141.47  $    76.00
  1991       $   166.61       $   176.97  $    60.00
  1992       $   180.95       $   170.71  $    65.33
  1993       $   198.94       $   201.51  $    52.00

                              INDEPENDENT AUDITORS

       Deloitte & Touche have acted as independent auditors for the Corporation since its inception and have been selected by the Audit Committee to serve in such capacity for the fiscal year ending December 31, 1994. A representative of Deloitte & Touche is expected to be present at the annual meeting and will have the opportunity to make a statement, if he so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

       The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

       The Corporation's transfer agent, American Stock Transfer & Trust Company, is to perform certain services in connection with the solicitation, including tabulation of proxies and personal or telephone inquiries to stockholders or brokers, banks or others acting as custodians. For these services, the transfer agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Stock. In addition to use of the mails, directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone or in person. All costs of solicitation will be borne by the Corporation.

       THE CORPORATION WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER WHOSE PROXY IS BEING SOLICITED HEREBY, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1993 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND/OR THE CORPORATION'S 1993 ANNUAL REPORT, UPON WRITTEN REQUEST DIRECTED TO THE ATTENTION OF KARL A. FRYDRYK, SECRETARY, NORD RESOURCES CORPORATION, 8150 WASHINGTON VILLAGE DRIVE, DAYTON, OHIO 45458.

                             STOCKHOLDER PROPOSALS

       A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1995 annual meeting of stockholders must be received by the Corporation at the address noted immediately above, to the attention of Karl
A. Frydryk, Secretary, on or before December 19, 1994, in order to be eligible for such inclusion.

       PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

April 18, 1994

                           NORD RESOURCES CORPORATION
                         8150 Washington Village Drive
                               Dayton, Ohio 45458

- --------------------------------------------------------------------------------


                           NORD RESOURCES CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 8,1994

     The undersigned hereby appoints Edgar F. Cruft and Karl A. Fydryk, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Resources Corporation.


                         (TO BE SIGNED ON REVERSE SIDE)


- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.


                    FOR        WITHHELD             NOMINEES: Walter T. Belous
1. Election of      / /          / /                          W. Pierce Carson
   Nominees                                                   Edgar F. Cruft
                                                              Terence H. Lang
For, except vote withheld from following nominee(s):          Leonard Lichter
                                                              Donald L. Roettele

- ----------------------------------------------------

2. The transaction of such other business as may properly come before the meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                     DATE
             ----------------------------------        -------------------------

NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.

- --------------------------------------------------------------------------------